Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-179338 on Form S-8 of our report dated March 22, 2012 on the consolidated financial statements of Wellesley Bank as of December 31, 2011 and 2010, and for the years then ended, appearing in this Annual Report on Form 10-K.

/s/ Wolf & Company, P.C.

Boston, Massachusetts
March 22, 2012